Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Edward Coppola, Senior Executive Vice President

and Chief Investment Officer 972-385-9858

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer 310-394-6000

MACERICH ANNOUNCES OFFERING
OF $700 MILLION OF
CONVERTIBLE SENIOR NOTES
AND EXPECTED REPURCHASE OF UP TO $75 MILLION
OF ITS COMMON STOCK

SANTA MONICA, Calif., March 12, 2007 — — The Macerich Company (NYSE: MAC) today announced that it has commenced an offering of $700 million aggregate principal amount of convertible senior notes due 2012, plus an additional $140 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers, to cover over-allotments, if any, within 30 days of the initial issuance of the notes.

The notes will be senior unsecured obligations of The Macerich Company and will be guaranteed by its operating partnership, The Macerich Partnership, L.P.  Macerich intends to use the net proceeds of this offering to repay indebtedness.

In connection with the offering, the Company expects to enter into capped call transactions with affiliates of the initial purchasers of the notes to substantially increase the effective conversion premium of the notes and to reduce the potential dilution upon future conversion of the notes.   In connection with hedging the capped call transactions, the counterparties have advised the Company that they or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the notes (including during the cash settlement averaging period for the notes).  These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes.

The Board of Directors of the Company has authorized the repurchase of up to $75 million of its common stock in connection with this offering.

The notes and the related guarantee will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes, the related guarantee and the Company’s common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.  This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.